Exhibit 10.1 (a)

EMPLOYMENT AGREEMENT

                THIS AGREEMENT is made as of September 1, 2008, between Mr. Kent Guichard, (the “Employee”) and American Woodmark Corporation, a Virginia corporation (the “Company”).

                WHEREAS, the Company desires to assure that it will have the benefit of the continued service and experience of the Employee, who is an integral part of the Company’s senior management, and the Employee is willing to enter into an agreement to such end upon the terms and conditions set forth in this Agreement.

                WHEREAS, the Company and the Employee each desire that this Agreement replace and supersede the Employment Agreement, dated as of November 15, 2007 (the “Prior Employment Agreement”), between the Company and the Employee.

                NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:

                 1.    Employment.    The Company hereby employs the Employee and the Employee hereby accepts employment upon and agrees to the terms and conditions set forth herein.

                 2.    Term.    The term of employment under this Agreement (the “Term”) shall commence upon the execution of this Agreement and end on December 31, 2009; provided, however, that beginning on January 1, 2010, and each January 1 thereafter, the Term of this Agreement shall automatically be extended for one additional calendar year unless, on or before November 1 of the preceding calendar year, either party gives notice that employment under this Agreement will not be so extended; and further provided that if a Change of Control (as defined below) occurs during the original or extended Term of this Agreement, this Agreement shall continue in effect for a period of 24 months beyond the month in which the Change of Control occurred. This Agreement shall replace and supersede the Prior Employment Agreement, and the Prior Employment Agreement shall be terminated with no further force or effect, as of the date of this Agreement.

                Notwithstanding the foregoing, this Agreement shall terminate immediately upon the Employee’s death, disability, retirement or voluntary resignation, as provided in Section 7(c).

               3.   Compensation.

                     (a)     Salary.   During the Employee’s employment hereunder, the Company shall pay the Employee for all services rendered by the Employee a base salary at an annual rate of at least $550,000, with annual adjustments as the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Committee”) may approve from time to time. Such salary shall be payable to the Employee in accordance with the Company’s usual payroll practices for salaried employees.

                     (b)     Annual Cash Bonus.   In addition to base salary, the Employee shall be eligible to participate in the Company’s annual incentive program with a bonus opportunity of between 0% and 150% of the Employee’s base salary. The actual amount of such bonus for any fiscal year shall be related to the achievement of certain performance objectives to be set at the beginning of each fiscal year by the Committee. Nothing in this Agreement, however, shall be construed as a guarantee of an annual payment of an annual cash bonus. The annual bonus, if any, shall be paid to the Executive in a single lump sum as soon as reasonably practicable following the end of the fiscal year to which it relates, but in no event later than 90 days after the end of the end of such fiscal year.

                     (c)     Other Executive Compensation Benefits.   The Employee shall also be eligible for any other executive compensation policies, benefits, plans, or programs as are afforded generally by the Company from time to time to its senior personnel, including but not limited to grants of stock options and shareholder value units and participation in the American Woodmark Corporation Pension Restoration Plan. Nothing in this Agreement, however, shall be construed as a guarantee that the Board or the Committee will approve any level of such benefits that are at the sole discretion of the Board or the Committee.

                     (d)     Other Salaried Benefits.   The Employee shall also be eligible for any employee benefit plans, policies, or programs as are generally available from time to time to other salaried employees of the Company.

                 4.    Duties.    The Employee shall in general supervise and control all of the business and affairs of the Company and in general shall faithfully and to the best of his ability perform all duties incident to the offices of President and Chief Executive Officer of the Company and such other duties and responsibilities as may be reasonably assigned by the Board.

                 5.   Extent of Services.    During the Employee’s employment hereunder, the Company expects and the Employee agrees that the Employee shall devote sufficient time, attention and energy to the business of the Company so as to adequately fulfill his assigned duties and responsibilities. Furthermore, the Company and the Employee agree that the business of the Company shall take reasonable priority over any other active business engaged in by the Employee.

               6.   Restrictive Covenants.

                     (a)     Non-competition Restriction.   Except with the prior written consent of the Company, the Employee shall not, either during his employment hereunder or for the period of time after termination of his employment hereunder during which the Employee accepts severance payments pursuant to Section 7(b) (if applicable), directly or indirectly manage, operate, control, be employed by, participate in, consult with, render services to, or be connected in any manner with the management, operation, ownership or control of any business or venture in competition in the United States with the business of the Company. For purposes of this Section 6(a), a business or venture shall be deemed to be in competition with the business of the Company if that business or venture or any of its affiliates manufactures, distributes, or otherwise engages in the design, sale, or transportation of cabinets for residential use, including but not limited to, such cabinet products intended for primary use in the kitchen or bathroom. Nothing in this Section 6(a), however, shall prohibit the Employee from owning securities of the Company or from owning as an inactive investor up to 5% of the outstanding voting securities of any issuer that is listed on the New York Stock Exchange, American Stock Exchange or NASDAQ Stock Market or any of their respective successors. If the Employee directly or indirectly manages, operates, controls, is employed by, participates in, consults with, renders services to, or is connected in any manner with the management, operation, ownership or control of any business or venture that is in competition in the United States with the business of the Company, the Company shall be entitled to immediately terminate any and all severance payments being made to Employee pursuant to Section 7(b), if any, and any other benefits to which the Employee would otherwise be entitled under this Agreement.

                     (b)     Non-solicitation Agreement.   Except with the prior written consent of the Company, the Employee shall not directly or indirectly seek to employ, entice away or in any other manner persuade or attempt to persuade any person employed by the Company or any of its subsidiaries to leave the employ of any of them. Notwithstanding the foregoing, if any person employed by the Company or any of its subsidiaries who is not an officer, vice president, regional sales manager or operations manager of the Company or its subsidiaries actively seeks out the Employee and initiates contact with the Employee for purposes of obtaining employment with the Employee at the Employee’s then place of business, such action shall not constitute a violation of this provision. The provisions of this Section 6(b) shall remain in full force and effect for a period of 18 months after the end of the Term.

                     (c)     Confidential Information.   The Employee further agrees to keep confidential, and not to use for his personal benefit or for any other person’s benefit, any and all proprietary information received by the Employee relating to inventions, products, production methods, financial matters, sources of supply, markets, marketing methods and customers of the Company in existence on the date hereof or developed by or for the Company during the Term. This Section 6(c) shall remain in full force and effect after the Term without limit in point of time, but shall cease to apply to information that legitimately comes into the public domain.

                     (d)     Specific Enforcement.   It is agreed and understood by the parties hereto that, in view of the nature of the business of the Company, the restrictions in Sections 6(a), (b) and (c) above are reasonable and necessary to protect the legitimate interests of the Company, monetary damages alone are not an adequate remedy for any breach of such provisions, and any violation thereof would result in irreparable injuries to the Company. The Employee therefore acknowledges that, in the event of his violation of any of such restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

                     (e)     Extension.   If Employee breaches Section 6(a) above, the duration of the period identified shall be computed from the date he resumes compliance with the covenant or from the date Employer is granted injunctive or other equitable relief by a court of competent jurisdiction enforcing the covenant, whichever shall first occur, reduced by the number of days Employee was not in breach of the covenant after termination of employment, or any delay in filing suit, whichever is greater.

               7.   Termination of Employment and Severance Payments.

                     (a)     Termination by the Company for Cause.   During the Term, the Company may terminate the Employee’s employment under this Agreement at any time for Cause (as hereinafter defined) upon written notice specifying the Cause and the date of termination. Payments under this Agreement shall cease as of the date of termination for Cause. For purposes of this Agreement, “Cause” means neglect of duty which is not corrected after 90 days’ written notice thereof; misconduct, malfeasance, fraud, or dishonesty which materially and adversely affects the Company or its reputation in the industry; or the conviction for, or the entering of a plea of nolo contendere to a felony or a crime involving moral turpitude.

                     (b)     Termination by the Company without Cause or Decision by the Company to not Extend the Term.   During the Term, the Company may terminate the Employee’s employment under this Agreement at any time for any reason other than Cause upon written notice specifying the date of termination. If on an effective date that is during the Term, the Company terminates the Employee’s employment for reasons other than Cause (which includes but is not limited to termination by the Company for what the Company believes to be Cause when it is ultimately determined that the Employee was terminated without Cause) or the Company notifies the Employee in accordance with Section 2 that it has decided not to extend the Term of the Agreement, then the Company shall pay to the Employee for a period of 24 months severance payments equal in total to 2.00 times the sum of (i) the Employee’s annual base salary in effect on the effective date of the termination of the Employee’s employment or, if greater, the Employee’s largest annual base salary rate in effect during the Term of this Agreement, plus (ii) an amount equal to 90% times the base salary as determined in Section 7(b)(i) of this Agreement. Subject to payment timing requirements of subsection (f) below which may cause a delay in payments for the Employee, severance payments shall be made every two weeks for the 24 month period in accordance with the Company’s usual payroll practices for salaried employees beginning with the payroll period immediately following the Employee’s termination of employment. Notwithstanding the foregoing, if the Company terminates the Employee’s employment for reasons other than for Cause, or the Company notifies the Employee in accordance with Section 2 that it has decided not to extend the Term of the Agreement and such termination date or last day of the Term of the Agreement is within either (i) three months before a Change in Control, or (ii) one year after Change in Control, then the Employee shall receive the severance benefit under Section 7(e) rather than and in lieu of any amounts payable under this Section 7(b). The severance benefit payable pursuant to the preceding sentence shall be paid at the time and form set forth in Section 7(e).

                     (c)     Termination in Event of Death, Disability, Retirement or Voluntary Resignation by the Employee.   If the Employee dies, becomes disabled, or retires during the Term, or if the Employee voluntarily terminates his employment during the Term under circumstances to which Section 7(d) does not apply, his employment under this Agreement shall terminate immediately and payment of his base salary hereunder shall cease as of the date of termination; provided, however, that the Company shall remain liable for payment of any compensation owing but not paid as of the date of termination for services rendered before termination of employment. For purposes of this Agreement, the Employee shall be deemed to be disabled if the Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

                     (d)     Termination on Change of Control.   By delivering 15 days’ written notice to the Company, the Employee may terminate his employment under this Agreement for any reason at any time within two years after a Change of Control. For purposes of this Agreement, “Change of Control” means an event described in (i), (ii), (iii), or (iv), subject to the requirements of (v) and (vi):

(i) The acquisition by a Group of Beneficial Ownership of 30% or more of the Stock or the Voting Power of the Company, but excluding for this purpose: (A) any acquisition of Stock by the Company (or a subsidiary), or an employee benefit plan of the Company; (B) any acquisition of Stock by management employees of the Company; or (C) the ownership of Stock by a Group that owns 30% or more of the Stock or Voting Power of the Company on the date of this Agreement; provided, however, that the acquisition of additional Stock by any such Group other than management employees in an amount greater than 5% of the then outstanding Stock shall not be excluded and shall constitute a Change of Control.

(ii) Individuals who constitute the Board of Directors of the Company on the date of this Agreement (the “Incumbent Board”) cease to constitute at least a majority of the Board of Directors of the Company, provided that any individual who becomes a director of the Company subsequent to the date of this Agreement, whose election, or nomination for election by the Company’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Act”), or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall not be deemed a member of the Incumbent Board;

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, in which the owners of 100% of the Stock or Voting Power of the Company do not, immediately following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the outstanding shares of common stock or Voting Power of the corporation or other entity resulting from such reorganization, merger or consolidation.

(iv) A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

(v) For purposes of this Agreement, “Group” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Act; “Beneficial Ownership” has the meaning in Rule 13d-3 promulgated under the Act; “Stock” means the then outstanding shares of common stock of the Company; and “Voting Power” means the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors.

(vi) Notwithstanding anything in this paragraph (d) to the contrary, a “Change in Control” shall not have occurred under this Agreement unless the event also meets the requirements of a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of assets of a corporation” under Treasury Regulation 1.409A-3(i)(5).

                     (e)     Severance Payments.   If the Employee terminates his employment within two years after a Change of Control pursuant to Section 7(d), or if the Company terminates the Employee’s employment for any reason other than Cause (as defined in Section 7(a)) either within three months before or within two years after a Change of Control, the Employee shall be entitled to a severance payment under this Section 7(e) in an amount equal to 2.99 times the sum of (i) the Employee’s annual base salary in effect at the termination of employment or, if greater, the Employee’s largest annual base salary rate in effect during the Term of this Agreement, plus (ii) an amount equal to 90% of the base salary determined in Section 7(e)(i) of this Agreement. Subject to payment timing requirements of subsection (f) below which may cause a delay in the payments to the Employee, this severance payment shall be made to the Employee in a single lump sum within 10 business days of the date of the Employee’s termination of employment. Notwithstanding the preceding sentence, if the independent accountants acting as auditors for the Company on the date of the Change of Control determine that such single payment, together with other compensation received by the Employee that is contingent on a Change of Control, would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), (as well as any successor or similar sections thereof), subject to the excise tax provisions of Code Section 4999 (as well as any successor or similar sections thereof), the Employee shall be entitled to receive from the Company, in addition to any other amounts payable hereunder, a lump sum payment equal to 100% of such excise tax, plus an amount equal to the federal and state income tax, FICA, and Medicare taxes (based upon Employee’s projected marginal income tax rates) on such lump sum payment. The amounts under the preceding sentence shall be paid to Executive as soon as may be practicable after such final determination is made and in all events shall be made no later than the end of Executive’s taxable year next following his taxable year in which he remitted the related taxes.

                     (f)     Payment Timing.    The parties anticipate that the Employee will be a “specified employee” as defined in Section 409A of the Code at a termination. The determination of whether the Employee is a specified employee shall be determined under the policy established by the Company. In the event that the Employee is a specified employee at the termination and the termination is described in clause (b), (c) or (e), any amount due or payable other than on account of death or disability under paragraphs (b), (c) or (e) within the six months after the termination shall be paid in a lump sum payment on the first business day that is more than six months after the termination.

                     (g)     Separation from Service.   Notwithstanding anything in this Agreement to the contrary, the Employee’s employment shall be deemed to have terminated if, and only if, such termination constitutes a “separation from service” within the meaning of Section 409A of the Code.

                 8.   Vacation.    During the Term, the Employee shall be entitled to a vacation in each calendar year in accordance with the Company’s policy; during this vacation, his compensation shall be paid in full.

                 9.   Insurance.    In accordance with Section 3(d), while he is employed by the Company, the Employee and his eligible dependents as insureds shall be eligible to be covered under existing insurance policies on the same terms and conditions as offered to all full-time salaried employees. In accordance with Company policy, coverage under the Company’s insurance policies terminates on the date that employment terminates. If the Company terminates the Employee’s employment during the Term of this Agreement for any reason except Cause, or if the Employee terminates his employment within two years following a Change of Control as contemplated by Section 7(d), the Company shall reimburse the Employee for the required COBRA premiums, to the extent the Company subsidizes the group medical plan premium for active salaried employees, for a period not to exceed 18 months so long as the Employee is not eligible for coverage under any other group medical plan. If the Employee becomes eligible for coverage under another group medical plan, the Company shall cease reimbursement for COBRA premiums on the date the Employee first becomes eligible for coverage under the other plan. The Company’s reimbursement for COBRA premiums shall include a separate reimbursement amount for the Employee’s tax liability on the COBRA premiums at the Employee’s incremental tax rate (the “Gross-up Amount”). The Gross-up Amount shall be paid by the Company to the Employee by March 15 of the calendar year following the calendar year for which such COBRA premiums are applied. Notwithstanding the foregoing, the Gross-up Amount due or payable within six months after termination of employment shall be paid in a lump sum payment on the first business day that is more than six months after the termination. Nothing in this Section 9 shall be interpreted to prohibit the Company from changing or terminating any benefit package or program at any time and from time to time so long as the benefits hereunder, considered in the aggregate, are comparable at any given time to the benefits provided to similarly situated employees of the Company at that time.

                 10.   Notice.    All notices, requests, demands and other communications hereunder shall be in writing and shall be effective upon the mailing thereof by registered or certified mail, postage prepaid, and addressed as set forth below:

a.	If to the Company:

Mr. Jon Wolk
Vice President & Chief Financial Officer
American Woodmark Corporation
3102 Shawnee Drive
Winchester, VA 22601

b.	If to the Employee:

Mr. Kent Guichard
104 Katie Lane
Winchester, VA 22601

Any party may change the address to which notices are to be sent by giving the other party written notice in the manner herein set forth.

                 11.   Waiver of Breach.    Waiver by either party of a breach of any provision of this Agreement by the other shall not operate as a waiver of any subsequent breach by such other party.

                 12.   Entire Agreement.    This Agreement contains the entire agreement of the parties in this matter and supersedes any other agreement, oral or written, concerning the employment or compensation of the Employee by the Company. It may be changed only by an agreement in writing signed by both parties hereto.

                 13.   409A Compliance.   The parties intend that this Agreement be administered in compliance with Section 409A of the Code and the regulations thereunder.

                 14.   Governing Law.   This Agreement shall be governed by the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

                 15.   Benefit.   This Agreement shall inure to the benefit of, and shall be binding upon, and shall be enforceable by and against the Company, its successors and assigns, and the Employee, his heirs, beneficiaries and legal representatives.

                 16.   Invalid Provisions.   It is not the intention of either party to this Agreement to violate any public policy, or any statutory or common law. If any sentence, paragraph, clause or combination of the same in this Agreement is in violation of the law of any State where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of the Agreement shall remain binding on the Parties. However, the Parties agree, and it is their desire that a court should substitute for each such illegal, invalid or unenforceable covenant a reasonable and judicially-enforceable limitation in its place, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the Parties themselves in the modified form.

                 IN WITNESS WHEREOF, the Employee and the Company have executed this Agreement as of the day and year above written.

AMERICAN WOODMARK CORPORATION

By:
Mr. Jonathan Wolk
Vice President and Chief Financial Officer and Corporate Secretary

EMPLOYEE

By:
Mr. Kent Guichard
President and Chief Executive Officer